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Exhibit 10.7

GAS GATHERING AGREEMENT

Between

BITTER CREEK PIPELINES, LLC
"GATHERER"

and

PINNACLE GAS RESOURCES, INC.,
QUANECO L.L.C. and
DOLPHIN ENERGY CORPORATION
Collectively "SHIPPER"

HIGH PRESSURE GATHERING LINE

CONTRACT # 077027

INDEX

DEFINITIONS	1
GATHERING SERVICE	3
TERM OF AGREEMENT	4
RATES	4
QUANTITY	5
FACILITIES	5
NOMINATIONS AND SCHEDULING	6
ALLOCATIONS	6
BALANCING	7
MEASUREMENT, METER EQUIPMENT AND TESTING	8
PRESSURES	10
QUALITY	10
NOMINATION FORM	12
UNAUTHORIZED GAS	12
BILLING AND PAYMENT	12
TAXES AND ROYALTIES	14
NOTICES AND PAYMENT INFORMATION	14
CONTROL AND POSSESSION	14
TITLE AND AUTHORITY	14
FORCE MAJEURE	15
INDEMNIFICATION	16
ASSIGNMENT	16
ATTORNEY-IN-FACT	16
INTERPRETATION AND CONTROLLING LAW; CONSENT TO VENUE, JOINT AND SEVERAL LIABILITY	17
REGULATION	17
WAIVER	17
MODIFICATIONS AND AMENDMENTS	17
AGREEMENTS BEING SUPERSEDED	17
MISCELLANEOUS	17

APPENDIX "A"—Primary Term; MDQ; Demand Fee; Gathering Rate; Carbon Dioxide Processing Service Fee; Rate Adjustment; Fuel, Lost & Unaccounted for Gas Quantity Reimbursement; and Cashout Index Price

APPENDIX "B"—Receipt and Delivery Point(s)

APPENDIX "C"—Gatherer and Shipper Notification Information

i

GAS GATHERING AGREEMENT

        This Gas Gathering Agreement ("Agreement") is made and entered into this            day of                                    2005, between, Bitter Creek Pipelines, LLC ("Gatherer"), a Colorado LLC, and Pinnacle Gas Resources, Inc., Quaneco L.L.C. and Dolphin Energy Corporation (collectively "Shipper"). Gatherer and Shipper may be jointly referred to as the "Parties."

RECITALS

        WHEREAS, Shipper has requested that Gatherer provide high pressure gathering services of natural gas on Shipper's behalf on Gatherer's gathering system located in Bighorn County, Montana and Sheridan & Campbell Counties, Wyoming; and

        WHEREAS, Gatherer is willing to provide the services subject to the terms and conditions contained in this Agreement.

        NOW THEREFORE, in consideration of the premises and of the mutual promises, covenants and agreements hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

ARTICLE I

DEFINITIONS

        For purposes of this Agreement and except where the context otherwise indicates another or different meaning or intent, the following words and terms as used herein shall have the meaning indicated:

  1.01
  "Allocated Deliveries" shall mean Gas credited to Shipper's Account at the Delivery Point.

  1.02
  "Allocated Receipts" shall mean Gas credited to Shipper's Account at the Receipt Point.

  1.03
  "Balance" and "Balancing" shall mean Shipper's obligation to cause deliveries to equal receipts, with due consideration given to FL&U.

  1.04
  "British Thermal Unit (Btu)" shall mean the amount of heat required to raise the temperature of one (1) pound of water from sixty degrees Fahrenheit (60°F) to sixty-one degrees Fahrenheit (61°F).

  1.05
  "Business Day" shall mean any day except Saturday, Sunday or Federal Reserve Bank holidays.

  1.06
  "Capacity" shall mean the maximum Gas volume, which any particular segment of Gatherer's system is capable of carrying or containing under then current operating conditions.

  1.07
  "Condensate" shall mean drip gas or other free liquids collected in Gatherer's, or its designee's or affiliate's, pipelines between the Delivery Point(s) and the inlet of the transporting pipeline.

  1.08
  "Confirmed Nominations" is that quantity of Gas expressed in MMBtu's which Gatherer has approved to be gathered on a particular Gas Day.

  1.09
  "Controlling Party" shall mean the owner, operator, or other controlling party of a Receipt Point or a Delivery Point.

  1.10
  "Cubic Foot of Gas" is the amount of Gas necessary to fill one (1) cubic foot of space when the Gas is at a temperature of sixty degrees Fahrenheit (60°F) and under an absolute pressure of fourteen and seventy-three hundredths (14.73) pounds per square inch.

  1.11
  "Dekatherm" (See MMBtu).

  1.12
  "Delivery Point(s)" shall mean the point(s) set forth on Appendix "B" attached hereto and incorporated by reference at which Gatherer delivers Gas for Shipper's account.

  1.13
  "Facilities" shall mean the equipment, devices and/or pipelines necessary to move Gas from the Receipt Point(s) to the Delivery Point(s).

  1.14
  "Firm Service" shall refer to the obligation of Gatherer to make available to Shipper on a daily basis, subject to events of force majeure, high pressure gathering service for quantities of Gas up to the MDQ as set forth on Appendix "A" hereto to be redelivered to the delivery point(s) set forth on Appendix "B".

  1.15
  "FL&U" shall mean the combination of "Fuel Gas Quantity" and "Lost and Unaccounted for Gas Quantity" as defined in this Article.

  1.16
  "Fuel Gas Quantity" or "Fuel" is that quantity of Shipper's Gas in MMBtu's, received by Gatherer, which is retained by Gatherer for fuel. The Fuel Gas Quantity, as set forth in Appendix "A," is stated as that Gas actually used by Gatherer under this Agreement for Shippers' benefit and for nomination and scheduling purposes shall be stated as a percentage of the Gas delivered by Shipper at the Receipt Point(s). Title to the Fuel Gas Quantity shall vest in Gatherer upon receipt at the Receipt Point(s) at no cost to Gatherer and free and clear of all adverse claims and liabilities.

  1.17
  "Gas" shall mean natural gas or any mixture of hydrocarbons or of hydrocarbons and noncombustible gases, in a gaseous state, the quantity of which shall be determined on an MMBtu basis.

  1.18
  "Gas Day" or "Day" shall mean a period of twenty-four (24) consecutive hours, commencing at nine o'clock a.m. Central Clock Time, and ending at nine o'clock a.m. Central Clock Time, immediately following said consecutive twenty-four (24) hour period. The reference date for any Gas Day shall be the calendar date upon which said twenty-four (24) hour period commences.

  1.19
  "Gathering" or "Gathering Services" shall mean the movement of Gas through Gatherer's Facilities from the Receipt Point(s) to the Delivery Point(s).

  1.20
  "Gross Dry Heating Value" is the number of Btu's produced by complete combustion, at a constant pressure, of the amount of Gas which would occupy a volume of one (1) cubic foot at a temperature of sixty degrees Fahrenheit (60°F) on a water-free basis and at a pressure of fourteen and seventy-three hundredths pounds per square inch absolute (14.73 p.s.i.a.), with air of the same temperature and pressure as the Gas, when the products of combustion are cooled to the initial temperature of the Gas and air, and when the water formed by combustion has condensed to the liquid state.

  1.21
  "Imbalance" shall mean the difference in MMBtu's between the quantity of Gas received by Gatherer from Shipper, or for Shipper's account, at the Receipt Point(s) less FL&U, and the quantity of Gas delivered, as allocated by Gatherer to Shipper, or for Shipper's account, at the Delivery Point(s).

  1.22
  "Lost and Unaccounted for Gas Quantity" or "L&U" is that volume of Shipper's Gas, in MMBtu's, received by Gatherer which is released and/or lost through piping, equipment, or operations or is vented. The Lost and Unaccounted for Gas Quantity is stated as a percentage of the Gas delivered by Shipper at the Receipt Point(s), and is set forth on Appendix "A". Title to the Lost and Unaccounted for Gas Quantity shall vest in Gatherer upon receipt at the Receipt Point(s) at no cost to Gatherer and free and clear of all adverse claims and liability.

  1.23
  "Mcf" shall mean one thousand (1,000) Cubic Feet of Gas at 14.73 p.s.i.a. and 60°F.

  1.24
  "MDQ" shall mean the maximum daily quantity of Gas Gatherer is obligated to deliver daily on behalf of Shipper.

  1.25
  "MMBtu" shall mean one million (1,000,000) British Thermal Units ("Btu's"), also known as a Dekatherm.

  1.26
  "Month" shall mean a period of time beginning on the first Gas Day of the calendar Month and ending on the first Gas Day of the next succeeding calendar Month.

  1.27
  "Monthly Billing Period" is a Month.

  1.28
  "p.s.i.a." shall mean pounds per square inch absolute.

  1.29
  "p.s.i.g." shall mean pounds per square inch gauge.

  1.30
  "Receipt Point(s)" shall mean the point(s) set forth on Appendix "B" attached hereto and incorporated by reference at which Transporter receives Gas for Shipper's account.

  1.31
  "Shipper's Gas" shall mean the Gas tendered by Shipper to Transporter at the Receipt Point(s) pursuant to this Agreement.

  1.32
  "Third Party" shall mean a party other than Shipper or Transporter.

  1.33
  "Total Thermal Energy Content" is determined by multiplying the Gross Dry Heating Value by the volume of Gas in Cubic Feet of Gas, adjusted for as-delivered water content in accordance with Article titled "MEASUREMENT, METER EQUIPMENT AND TESTING".

  1.34
  "Transporter" shall mean a downstream transporter who accepts Gas at a Delivery Point.

  1.35
  "Well(s)" shall mean any oil or Gas well and the Gas reserves attributable thereto which are assigned to such Well(s) pursuant to regulations of a duly constituted governmental authority having jurisdiction, or if no such regulations are established, then the Gas reserves attributable thereto which can reasonably be drained by such Well(s) pursuant to established spacing practices in the field where such Well(s) are drilled.

  1.36
  "Year" is a period of three hundred sixty-five (365) days commencing and ending at nine o'clock a.m. Central Clock Time, provided that any year which contains the date of February 29 shall consist of three hundred sixty-six (366) days.

ARTICLE II

GATHERING SERVICE

  2.01
  Bitter Creek shall provide Firm Service for all Gas (up to the MDQ specified on Appendix "A") delivered by Shipper to the Receipt Point(s) identified in Exhibit A attached hereto for receipt into the System. Gathering services for volumes of Gas in excess of the specified MDQ shall be performed on best efforts basis.

  2.02
  Gatherer shall have the unqualified right to commingle Shipper's Gas received by Gatherer at the Receipt Point(s) with other Gas in Gatherer's Gathering system(s).

  2.03
  In the event that Shipper's operations or activities cause damage to Gatherer's Facilities or operations, Shipper shall reimburse Gatherer for any direct costs and expenses, including parts, materials, Gas replacement, labor and any third party services required in order to repair Gatherer's Facilities and resume Gatherer's normal Gathering operations.

  2.04
  Gatherer shall have the right, with one week's notice, to cease its Gathering Services hereunder and/or to cease the operation of its Gathering systems, from time to time, as necessary to complete repairs, to perform normal or routine maintenance, to conduct tests, and/or to alter, modify, expand or reconfigure its Gathering system. However, Gatherer shall have the right, with reasonable notice, to cease its Gathering Services hereunder and/or the operation of its Gathering systems, from time to time, due to unexpected periods of unscheduled maintenance.

  2.05
  It is expressly understood and agreed to by the Parties that any Condensate or "drips" that occur in Gatherer's Gathering system shall become the property of and title thereto shall vest in Gatherer. Gatherer shall only be obligated to deliver to Shipper the Total Thermal Energy Content of Shipper`s Gas received by Gatherer, less FL&U.

ARTICLE III

TERM OF AGREEMENT

  3.01
  This Agreement shall be effective as of the Effective Date stated above, and, unless sooner terminated pursuant to other provisions of this Agreement, shall continue in full force and effect for the primary term specified in Appendix "A" attached hereto from and after the effective date, and thereafter on a month-to-month basis until terminated by either Gatherer or Shipper, by giving sixty (60) days advance written notice to the other; provided, however, that the obligation of the Parties to balance receipts and deliveries of Gas shall remain in full force and effect for such additional limited period as may be necessary to bring receipts and deliveries of Gas into Balance.

  3.02
  In the event the Federal Energy Regulatory Commission (FERC) or any successor or other federal or state governmental agency exercises jurisdiction over the Firm Services and/or rates provided for under this Agreement, such shall have no effect on this Agreement unless Congress shall authorize the retroactive application or specifically require the amendment of existing contracts to conform to such agency exercise of jurisdiction. In the event Congress shall so act, Shipper and Gatherer shall renegotiate the Firm Service and/or its rates to comply with the terms and costs associated with any such regulation.

  3.03
  Notwithstanding anything contained in this Agreement to the contrary, if, after five (5) years from the date hereof, Gatherer, in its sole discretion, determines it is no longer economically feasible to provide the Firm Service for all or a part of Shipper's operations, then Gatherer may terminate this Agreement upon sixty (60) days written notice as to all of Shipper's operations or as to such facilities which it determines are uneconomical. However, during the sixty (60) day notice period, Shipper and Gatherer shall negotiate in good faith with respect to the continuation of Firm Service to the facilities which are subject of the aforesaid written notice and if requested by Shipper, Gatherer shall provide a statement of revenue and costs for such facilities during the periods in questions.

ARTICLE IV

RATES

  4.01
  Gatherer shall charge Shipper the Demand fee(s) as specified in Appendix "A" attached hereto beginning with the effective date of this agreement (or the first Day of the month following sales line service availability, whichever is later) and continuing each Month thereafter. The monthly Demand payment to be paid by Shipper shall be determined by multiplying the MDQ of Gas times the number of Days in the month times the Demand Fee as set forth on Appendix "A".

  4.02
  Gatherer shall charge and Shipper shall pay the Gathering rate(s) specified in Appendix "A" attached hereto, commencing with receipt of Gas and each Month thereafter. The monthly Gathering payment to be paid by Shipper shall be determined by multiplying the Mcf's allocated at the Receipt Point(s) by the applicable Gathering rate and as provided for in Appendix "A".

ARTICLE V

QUANTITY

  5.01
  Gatherer agrees to receive a scheduled quantity of Shipper's Gas at the Receipt Point(s) designated in Appendix "B", attached hereto and made a part hereof, for Gathering on a firm basis up to the MDQ as specified in Appendix "A" and subject to the Article titled "NOMINATIONS AND SCHEDULING" contained herein.

  5.02
  Gatherer agrees to deliver for the account of Shipper at the Delivery Point(s) designated on Appendix "B", the scheduled quantity of Gas received from Shipper at the Receipt Point(s), less FL&U, on a commercially reasonable efforts basis and subject to the Article titled "NOMINATIONS AND SCHEDULING" contained herein. Shipper shall accept, or cause acceptance of the Gas delivered by Gatherer at the Delivery Point(s).

  5.03
  Shipper shall arrange with Third Parties for all services upstream of the Receipt Point(s) and downstream of the Delivery Point(s) to effect the receipt and delivery of Shipper's Gas by Transporter.

  5.04
  Shipper shall deliver or cause to be delivered the daily quantities of Gas to be received at the Receipt Point(s) and accepted at the Delivery Point(s) at a substantially constant rate, so that large fluctuations in the quantity of Gas flow are minimized, or at such other rate of flow as may be acceptable to Gatherer.

ARTICLE VI

FACILITIES

  6.01
  Gatherer shall construct, operate and maintain (or cause others to construct, operate, and maintain) all necessary facilities required to enable Gatherer to receive Shipper's Gas at the Receipt Point(s) and redeliver Gas to Shipper or for Shipper's account at the Delivery Point(s) in accordance with the terms of this Agreement.

  6.02
  In the event Gatherer installs and operates additional compression due to Shipper's flow exceeding the MDQ for Receipt Point(s) as defined in Appendix "A", Gatherer shall have the right to recover incremental compression Fuel from Shipper.

  6.03
  Shipper may request, in writing, that Gatherer expand Facilities or add new Receipt or Delivery Point(s) or provide additional services. Gatherer shall determine, in its sole opinion, whether it will undertake the construction and/or expansion of its facilities or Gathering systems or provide additional services and/or add new Receipt or Delivery Point(s).

    In the event that Shipper requests that Gatherer do so and Gatherer agrees, then Gatherer shall have the right to re-determine the rate(s) to be charged for Gathering Services hereunder and/or to establish the rate(s) for such additional services. In the event that Shipper requests that Gatherer do so, and Gatherer disagrees with such additional services, then Gatherer shall release that portion of Shipper's Gas covered by such request from this Agreement to allow Shipper to find alternative means of transport.

  6.04
  Shipper shall install and operate or cause the installation and operation of all Facilities necessary to deliver Shipper's Gas to Gatherer at the Receipt Point(s).

ARTICLE VII

NOMINATIONS AND SCHEDULING

  7.01
  Each Gas Day under this Agreement, Shipper shall submit receipt and delivery nominations of Gas, and Gatherer shall confirm such nominations, according to the nomination provisions set forth below. Shipper shall:

  a.
  Nominate to Gatherer by facsimile or via electronic mail at least twenty-four (24) hours before ten o'clock a.m., Central Standard Time, of the Day on which Shipper desires Gathering Services. Gatherer shall have no obligation to gather Gas for Shipper under this Agreement if Shipper's notice (nomination) is not received timely. Nominations for mid-month changes will be taken by exception only, submitting only those records that are being revised. Additionally, nominations will be taken Monday through Friday eight o'clock a.m. until five o'clock p.m., Central Standard Time with weekend changes only being accepted when the interconnecting pipeline has a change in the mainline nomination.

  b.
  Include in the nomination the quantity of Gas to be received by Gatherer including Shipper's Total Thermal Energy Content, and FL&U reimbursement quantities at each specified Receipt Point(s), and the quantity to be delivery by Gatherer at each specified Delivery Point(s) for the Day(s) Gathering Service is requested. The total Receipt Point(s) nominations less FL&U must equal the equivalent Total Thermal Energy Content of the Delivery Point(s) nominations. If a predetermined allocation method is relied upon by Shipper for its Delivery Point(s) nominations, then Shipper shall so indicate in its nomination.

  c.
  If Gatherer does not have the capacity to accept and/or deliver the requested quantities of Gas beyond Shipper's MDQ the following Day, Gatherer shall provide such notice to Shipper via facsimile or via electronic mail by five o'clock p.m., Central Standard Time.

  d.
  For service to begin on the first, second or third Day of the Month, nominations must be submitted to Gatherer by ten o'clock a.m., Central Standard Time, by facsimile or via electronic mail four (4) working Days prior to the first Day of the Month. Shipper confirmations shall be sent out at the beginning of the Month and then only when a change in nomination(s) occurs. Shipper has the option of receiving the confirmation by facsimile or via electronic mail.

  e.
  Provide the associated contract numbers for the downstream parties, if known.

  f.
  Nominate to no more than one (1) Delivery Point per nomination per line item. Transactions to which different rates, if any, apply shall also be nominated separately.

  7.02
  If on any Gas Day Capacity on Gatherer's systems is restricted, Gatherer may schedule the available Capacity as Gatherer elects in its sole discretion. All firm volumes will be allocated on a pro-rata basis based upon confirmed nominations.

ARTICLE VIII

ALLOCATIONS

  8.01
  In the event a predetermined allocation methodology is submitted by the Controlling Party of a Receipt Point, Gatherer will allocate the Gas received at that Receipt Point by that methodology. If no predetermined allocation methodology is submitted, then the Gas received will be allocated pro rata based on scheduled quantities.

  8.02
  In the event a predetermined allocation methodology is submitted by the Controlling Party of a Delivery Point, Gatherer will allocate the Gas delivered at that Delivery Point based on that methodology. If no predetermined allocation methodology is submitted, then the Gas will be allocated on a scheduled quantity basis.

ARTICLE IX

BALANCING

  9.01
  It is the intent of the Parties that nominations at the Delivery Point(s) shall be equal to receipts of Gas at the Receipt Point(s), less any applicable FL&U. If daily receipts of Gas less FL&U do not equal confirmed daily delivery nominations at the Delivery Point(s), an Imbalance is created. Gatherer shall have the right to reduce, increase, or modify nominations to bring Shipper into Balance. However, due to variations in operating conditions, daily and monthly nominations may be greater or less than corresponding receipts of Gas, less any applicable FL&U. Gatherer and Shipper agree that any excess or deficiency between such Gas receipts less any applicable FL&U, and nominations shall be adjusted or corrected in the following manner:

    Within twenty (20) Business Days after the Month of production, Gatherer shall provide Shipper with Shipper's gathering Imbalance statement by mail, facsimile or electronic mail. Shipper shall be given an Imbalance tolerance equal to the greater of 5,000 MMBtus or 10% of actual Gas receipts. Should Shipper's Imbalance exceed its tolerance, Gatherer shall bring Shipper's Imbalance back into tolerance by charging or crediting Shipper's account, as applicable. Such charges or credits shall be made according to a percentage of the Cashout Index Price, as stated on Appendix "A," applicable to the month in which the Imbalance occurred, as provided in the schedule below:

Imbalance as a % of Gas at Receipt Point(s) less FL&U*	If deficient receipts Bitter Creek charges	If excess receipts Bitter Creek credits
10% or less	Imbalance carries forward	Imbalance carries forward
Over 10% through 15%	105%	95%
Over 15%	115%	85%

*
If less than 5,000 MMBtus, then 5,000 MMBtus applies and total Imbalance carries forward

9.02
Shipper recognizes that it is Shipper's responsibility to mitigate any Imbalances created on the Gathering System and Shipper will try to correct such Imbalances on a reasonable efforts basis.

9.03
Gatherer shall not be liable to Shipper or any Third Party for any nomination variance charges. Unauthorized Gas penalties, Imbalance penalties or any other costs, fees, penalties or charges imposed on or incurred by Shipper or Gatherer as a result of a variance between the quantities of Gas scheduled by Shipper at any Receipt and/or Delivery Point(s) and the quantities actually delivered by or for the account of Shipper at that point, except when and to the extent such penalties are directly attributable to the negligence of Gatherer. Shipper expressly assumes all responsibility and liability for such penalties and agrees to indemnify and reimburse Gatherer for any such penalties, costs, fees or charges imposed on Gatherer, except when and to the extent such penalties are directly attributable to the negligence of Gatherer.

9.04
Shipper acknowledges and agrees that Gatherer is not responsible for eliminating any Imbalances in Gas volumes between Shipper and any Third Party upstream or downstream of

    Gatherer's facilities, nor is obligated to deviate from its standard operating and accounting procedures in order to reduce or eliminate any such Third Party Imbalances.

  9.05
  Upon termination of this Agreement, any Imbalance will be cashed out in accordance with Section 9.01. If Shipper's Imbalance is less than ten (10) percent of the prior month's total Gas receipts, then the cashout of such Imbalance shall occur at one-hundred (100) percent of the Cashout Index Price as noted in Appendix "A" attached hereto.

ARTICLE X

MEASUREMENT, METER EQUIPMENT AND TESTING

  10.01
  The unit of volume for measurement and for the determination of Gross Dry Heating Value shall be a Cubic Foot of Gas. Volumes of Gas measured at prevailing meter pressures and temperatures shall be corrected to the unit of volume defined above by the procedures described below:

  a.
  Orifice Meters: Installation and determination of volumes, measured by means of an orifice meter shall be measured in accordance with the procedures contained in ANSI-API 2530, First Edition, Second Edition, AGA Committee Report No. 5, AGA Committee Report No. 7, or revisions or amendments made thereto. Construction, installation, and volumetric computation shall be performed per the 14.3 standards.

  10.02
  The atmospheric pressure shall be the average atmospheric pressure as determined by elevation at the Delivery and Receipt Point(s). In the absence of recording the actual atmospheric pressure Gatherer may assume the atmospheric pressure to be 12.7 p.s.i.a adjusted for altitude at the Receipt Point.

  10.03
  The volume of Gas delivered through each Delivery Point(s) and Receipt Point(s) shall be corrected to a base temperature of sixty degrees Fahrenheit (60°F) by using:

  a.
  The arithmetic average of the hourly temperatures recorded by a properly installed, continuously operated recording thermometer: or

  b.
  A meter containing a temperature operated device, hereinafter referred to as a temperature compensated meter, through the operation of which the meter correctly registers the volume, corrected to sixty degrees Fahrenheit (60°F).

  10.04
  A temperature of sixty degrees Fahrenheit (60°F) shall be assumed for any Gas flowing through a meter for which Gatherer does not elect to install a recording thermometer or temperature compensation meter. Notwithstanding the preceding sentence, the Parties agree that Gatherer shall install a recording thermometer at each Receipt Point.

  10.05
  When orifice meters are used, specific gravity and gross heating value of the Gas shall be determined from chromatographic results, at least semi-annually if the volumes of Gas passing through such meter is less than 5,000 Mcf per day. If the Gas volume is larger than 5,000 Mcf per day but no greater than 15,000, Mcf per day tests shall be performed quarterly. When the average volume is greater than 15,000 Mcf per day, these tests shall be performed monthly. These results shall be used to compute volumes.

  10.06
  The components for determining the deviation from Boyle's Law, at the pressure and temperature under which delivered, shall be determined by chromatographic tests at intervals of twelve (12) Months or at such shorter interval as is found necessary by Gatherer. The correction factor shall be determined by using American Gas Association "Report Number Eight."

  10.07
  The Gross Dry Heating Value of the Gas delivered shall be determined by Gas samples or industry accepted recording calorimeters or chromatographs installed or caused to be installed by Gatherer at points on Gatherer's system(s) in specified areas. The gross heating values shall be calculated per the most current edition of GPA Standard 2145 and GPA Standard 2172.

  10.08
  The Total Thermal Energy Content shall be calculated by adjusting the measured volume to correct for the volume of water vapor assuming saturation at the temperature and pressure of measurement and multiplying the corrected volume by the Gross Dry Heating Value.

  10.09
  Gatherer agrees to operate and maintain, or cause to be operated and maintained, on its system at or near the Receipt Point(s) connecting the Facilities of Gatherer and Shipper, or at or near Delivery Point(s) connecting the Facilities of Gatherer with those of another party which is transporting the Gas on behalf of Shipper, a meter or meters of standard type and design to measure all of the Gas to be received/delivered hereunder.

  10.10
  Shipper may install, operate and maintain, at its own expense, check measuring equipment as it shall desire, provided that check meters and equipment shall be installed so as not to interfere with the operation of Gatherer's meters or a meter operated on behalf of Gatherer. Gatherer shall have access to check measuring equipment at all reasonable hours, but Shipper shall perform all calibrations and adjustments thereof and changing of charts.

  10.11
  Both Gatherer and Shipper shall have the right to be represented at any installation, reading, cleaning, changing, repairing, inspection, calibration or adjustment done in connection with the other's measuring equipment. The records from such measuring equipment shall remain the property of the owner of the equipment, but the owner, upon request by the other party, will submit records, charts, and data together with calculations therefrom, for inspection and verification, subject to return within thirty (30) Gas Days after receipt.

  10.12
  The party operating the measuring equipment shall use approved standard methods in general use in the Gas industry and shall cause adequate tests to be made to determine the quality of the Gas delivered hereunder and the results of such testing shall be made available to the other party upon request. Meter tests shall be conducted as set forth more fully below in this Article. Such tests shall be made frequently enough to ensure that the Gas conforms to the specifications hereof.

  10.13
  Gatherer shall test or cause to be tested its meters at reasonable intervals. Shipper, at its sole expense, may have tests of Gatherer's meters made at reasonable times in the presence of Gatherer's representatives.

  a.
  If, upon any test, measuring equipment is found to be inaccurate by less than two percent (2%), previous readings of such equipment shall be used to determine the correct values in computing deliveries of Gas. The equipment shall be properly adjusted at once to record accurately.

  b.
  If, upon any test, any measuring equipment shall be found to be inaccurate by an amount exceeding two percent (2%) of the calculated volume, then any previous readings of such equipment shall be corrected to zero error for any period that is known definitely or agreed upon. In case the period is not known definitely or agreed upon, such adjustment shall be for a period extending over one-half of the time elapsed since the date of last test but not exceeding a correction period of one hundred twenty (120) Gas Days.

  10.14
  If for any reason Gatherer's meters are out of service or not properly operating, the Gas delivered during the affected period shall be estimated and agreed upon on the basis of the best data available, using the first of the following methods, which is feasible:

    a.
    By using the registration of any check meter or meters if installed and accurately registering;

    b.
    By correcting the error if the percentage of error is ascertainable by calibration, test or mathematical calculation; or

    c.
    By estimating the quantity of delivery by deliveries during preceding periods under similar conditions when the meter was registering accurately.

  10.15
  If Gatherer institutes a new method or technique of Gas measurement, Gatherer may substitute such new method or technique. Gatherer shall promptly inform Shipper of the adoption of any such new technique and the date of its implementation. Notwithstanding the preceding provisions in this section, any such change, if allowed, must be made in conformity with then current industry standards.

ARTICLE XI

PRESSURES

  11.01
  Shipper shall deliver Gas or cause Gas to be delivered to Gatherer at the Receipt Point(s) at pressures sufficient to effect delivery of the Gas into the Gathering Facilities against the then current operating pressures at the Receipt Point(s). Gatherer shall not be obligated to add to or modify its Gathering Facilities or expand the Capacity of its system in any manner in order to provide lower pressures or Gathering Service to Shipper in excess of MDQ to Shipper.

  11.02
  Nothing herein shall obligate Shipper to install compression; however, if Shipper elects to install compression prior to delivery, said installation shall be installed in a manner that shall not induce pulsation and/or SRE (Square Root Error) in the downstream measuring devices. SRE shall be no greater than .5%. If SRE is greater than .5%, then it shall be the responsibility of the Shipper to resolve the SRE to the satisfaction of Gatherer. All costs associated with the resolution of any problem hereunder shall be the responsibility of Shipper.

  11.03
  At each Receipt Point(s), Shipper shall provide equipment acceptable to Gatherer that will prevent over-pressuring of the Gathering Facilities ("Pressure Regulation Devices"). Gatherer, in its sole discretion, may require Shipper to install, operate and maintain, at its own expense, such Pressure Regulation Devices as may be necessary to regulate the pressure of Gas prior to receipt by Gatherer. Unless otherwise manually agreed, delivery of Gas by Gatherer to Shipper at the Delivery Point(s) shall be at such varying pressures as may exist under the operating conditions of the Gathering Facilities at the Delivery Point(s). If regulation equipment is installed on Gatherer's Gathering system, it shall be installed in a manner that does not interfere with measurement or induce measurement errors.

  11.04
  Gatherer shall have no obligation to otherwise modify its Gathering Facilities or operations in order to effect deliveries at the Delivery Point(s). Gatherer shall have the right, but not the obligation, to shut-in, curtail or allocate volumes at any Receipt Point(s) or Delivery Points), as long as Shipper's MDQ and pressure conditions are met, when the pressure at such Receipt Point(s) or Delivery Point(s) limits the flow of a Third Party's Gas.

ARTICLE XII

QUALITY

  12.01
  All Gas tendered by Shipper for Gathering at the Receipt Point(s) shall be merchantable Gas, and, unless expressly waived in writing by Gatherer in Appendix "A", shall conform to all of the minimum quality specifications of any pertinent Transporters; however, in no event shall the Gas quality fall below the specifications set forth below.

    a.
    At a base pressure of fourteen and seventy-three hundredths (14.73) p.s.i.a. and a base temperature of sixty degrees Fahrenheit (60°F), such Gas shall not contain more than:

    (1)
    One quarter (1/4) grain of hydrogen sulfide per one hundred (100) cubic feet;

    (2)
    Two (2) grains of total sulfur per one hundred (100) cubic feet including the sulfur in any hydrogen sulfide, mercaptan sulfides and residual sulfur;

    (3)
    One quarter (1/4) grain of mercaptans per one hundred (100) cubic feet;

    (4)
    Four (4) pounds of water vapor per million cubic feet;

    (5)
    Two percent (2%) by volume of nitrogen; and

    (6)
    Ten parts per million (0.001 percent) by volume of oxygen.

    b.
    Such Gas shall be commercial in quality and shall be free of liquid-phase water and from any foreign material such as solids, sand, dirt, dust, gums, crude oil, iron particles, and other objectionable substances which may be injurious to pipelines or which may interfere with its transportation, measurement or commercial utilization. Gatherer reserves the right to refuse to accept any Gas containing any material unacceptable to pipelines downstream of Gatherer's Receipt Point(s).

    c.
    At a base pressure of fourteen and seventy-three hundredths (14.73) p.s.i.a., the Gross Dry Heating Value of such Gas shall not be less than nine hundred fifty (950) Btu's per cubic foot nor more than one thousand two hundred ten (1, 210) Btu's per cubic foot.

    d.
    The temperature of such Gas shall not be less than forty degrees Fahrenheit (40°F) nor exceed one hundred and twenty degrees Fahrenheit (120°F). However, if Gatherer agrees to dehydrate the Gas at the Receipt Point(s), then the temperature of such Gas shall not exceed ninety degrees Fahrenheit (90°F).

    e.
    The Gas shall not contain hydrocarbons or water in the liquid state at the minimum base pressure or the pressure existing at the Receipt Point(s), if higher.

  12.02
  Gatherer, at its sole discretion, may refuse to accept receipt of any Gas from Shipper not meeting the minimum quality specifications set forth above; thereafter, Shipper shall have the right to conform the Gas to the above specifications. If Shipper does not elect to or cannot conform the Gas to said specifications, then Gatherer may accept Gas tendered by Shipper hereunder which does not meet the above specifications, treat the same to conform to said specifications, and charge Shipper a fee for such service. That amount to be charged each Month and any terms and conditions pertaining thereto shall be agreed to between all Parties prior to the time Gatherer commences to treat Shipper's Gas. If neither Gatherer nor Shipper elects to treat the Gas to conform to the above specifications, and/or such Gas cannot be brought into conformance with the minimum quality specifications, then Gatherer may, upon thirty (30) days prior written notice to Shipper, release from this Agreement the Well(s) from which such non-conforming Gas is produced. Any such refusal to accept non-conforming Gas hereunder may be made known by Gatherer to Shipper by notification via facsimile or electronic media as soon as reasonably practicable after such decision has been made by Gatherer.

  12.03
  Gatherer may elect, at its sole discretion, to accept Gas that fails to meet the specifications of this Article for a limited period of time. Gatherer's acceptance of such non-conforming Gas shall not constitute a waiver by Gatherer of any quality specifications set forth in this Article with respect to any other Receipt or Delivery of Shipper's Gas.

ARTICLE XIII

NOMINATION FORM

  13.01
  Gatherer may make available for use by Shipper an Electronic Nomination Form to facilitate the exchange of information concerning nominations, approval or confirmation of nominations.

ARTICLE XIV

UNAUTHORIZED GAS

  14.01
  Shipper may claim unauthorized Gas; provided, however, any claim for unauthorized Gas must be made within twelve (12) Months from the date such unauthorized Gas entered Gatherer's Facilities. To claim unauthorized Gas, Shipper must submit written notice to Gatherer with verification of ownership.

  14.02
  Unauthorized Gas not identified to or claimed by Shipper within twelve (12) Months of the end of the Month of delivery will be forfeited to Gatherer.

  14.03
  When Shipper claims unauthorized Gas, the unauthorized Gas shall become part of the Monthly Volumetric Imbalance for the Month in which Shipper claims such unauthorized Gas. For unauthorized Gas volumes in excess of five (5) MMBtu's per Gas Day, Shipper shall be charged an additional thirty cents ($0.30) per MMBtu in addition to any and all other penalties or fees for Gathering Service or Imbalances.

ARTICLE XV

BILLING AND PAYMENT

  15.01
  "Interest Rate" shall mean the Prime Interest Rate as published in the Wallstreet Journal plus five (5) percent per annum.

  15.02
  Gatherer shall invoice Shipper for all Gas gathered in the Month on or before the twentieth (20th) Day of the succeeding Month. The invoice shall set forth the total quantity of Gas received and delivered by Gatherer during the preceding Month anal the total amount of all fees for Gathering Service and other charges applicable for the Month.

  15.03
  Payment for any invoice shall be due and payable to Gatherer by Shipper twenty (20) Days from the date of receipt of Gatherer's invoice.

  15.04
  Any payment due Gatherer of $25,000 or more shall be made by Shipper to Gatherer by wire transfer or Automated Clearinghouse) to the account indicated in Appendix "C." Any payment due Gatherer of less than $25,000 may be made by check payable to Gatherer at the address indicated in Appendix "C".

  15.05
  Should Shipper fail to pay part or all of any invoice when due, interest will accrue on any outstanding balance at the Interest Rate from the date due until the date payment is received by Gatherer. If all or any part of any invoice remains unpaid for longer than thirty (30) Days, Gatherer, in addition to any other remedy it may have, may suspend Gathering Service hereunder upon thirty (30) days written notification to Shipper.

  15.06
  Should Shipper fail to pay part or all of any invoice when due because there are certain line items in dispute, any dispute resolution small be handled as follows:

  a.
  Shipper shall, within ten (10) Days of receipt of such invoice, send Gatherer written notice setting forth the specific details of the disputed items.

  b.
  Upon timely receipt of such notice, Gatherer will suspend the application of interest until such time as the disputed items are resolved to the satisfaction of both parties. At that time, Gatherer will send Shipper written notification of such resolution. If the resolution results in an amount still due and owing to Gatherer, Shipper will then have fifteen (15) Days from the date of such notice within which to pay the remaining balance due on the disputed invoice. If the resolution results in a credit due Shipper, Gatherer apply the credit on the next invoice to be issued to Shipper.

  c.
  In the event Gatherer does not receive timely notification of Shipper's disputed invoicing items, Gatherer will not suspend interest, and Section 15.05 will apply.

  15.07
  Each party has the right, at its sole expense and upon reasonable advance notice to the other, to examine the records of the other party during normal business hours to the extent necessary to verify the accuracy of any statement, charge or computation made pursuant to this Agreement: provided, however, that neither party shall examine the books and records of the other more frequently than once each year, and any such examination shall be confined to a period not exceeding two (2) years prior to the date the examination is to be conducted. This provision shall survive any termination of this Agreement for a period of two (2) year from the date of termination.

  15.08
  As a condition precedent to Gatherer's obligation to gather Gas hereunder and at any time during the term of this Agreement, Gatherer may request credit information concerning Shipper, including but not limited to:

  a.
  A copy of Shipper's bank references satisfactory to Gatherer;

  b.
  A copy of Shipper's most recent annual report and 10-K Form, if applicable,

  c.
  A completed credit application form furnished by Gatherer; and,

  d.
  Shipper's Federal Identification Number.

  15.09
  As a condition precedent to Shipper's obligation to provide Gas hereunder and at any time during the term of this Agreement, Shipper may request credit information concerning Gatherer, including but not limited to:

  a.
  A copy of Gatherer's bank references satisfactory to Shipper;

  b.
  A copy of Gatherer's most recent annual report and 10-K Form, if applicable,

  c.
  A completed credit application form furnished by Gatherer; and,

  d.
  Gatherer's Federal Identification Number.

  15.10
  Based upon Gatherer's review of the above credit information furnished by Shipper, Gatherer shall have the right not to proceed with the Gathering of Gas pursuant to this Agreement if, in Gatherer's sole opinion, Shipper does not have the financial capability to perform its obligations hereunder, in which event, Gatherer may terminate this Agreement and neither party shall have any further rights or obligation hereunder. Furthermore, during the term of this Agreement, if, at any time Gatherer becomes reasonably concerned about Shipper's financial condition or Shipper's ability to fulfill its obligations hereunder, Gatherer may request, from time to time, supplemental credit information from Shipper, including but not limited to, the items specified above, and Gatherer, at its sole discretion reasonable exercised, may:

  a.
  suspend Gatherer's obligations to gather Gas hereunder until Shipper shall furnish to Gatherer a reasonably sufficient parental guarantee of Shipper's obligations under this Agreement or Shipper shall furnish to Gatherer a reasonably sufficient bond, letter-of-credit, or other documentation satisfactory to Gatherer, evidencing Shipper's financial capability to perform its obligations hereunder.

  b.
  If Shipper is unable to reasonably satisfy Gatherer's reasonable concerns regarding Shipper's financial condition or Shipper's ability to fulfill its obligations hereunder in accordance with subpart a. hereof, then Gatherer shall the right, but not the obligation, to terminate this Agreement in such event neither party shall have any further rights or obligation hereunder, except that Shipper shall remain liable for all outstanding payments then due and payable to Gatherer hereunder.

ARTICLE XVI

TAXES AND ROYALTIES

  16.01
  All production, severance, excise, ad valorem processing, Btu and other taxes, imposed or levied by any state government or the federal government or any governmental agency on the Gas delivered by Shipper for Gathering hereunder and any and all other taxes or fees now or hereafter so levied, assessed, or collected on such Gas shall be the liability of Shipper. In the event Gatherer is required to collect or permit any such tax, then Gatherer may invoice Shipper monthly for the amount thereof. Shipper shall identify and hold Gatherer harmless from any and all charges, penalties, costs and expenses of whatever kind or nature arising from Shipper's failure to pay such taxes, including, but not required to, the cost and expense of any litigation on and reasonable attorney's fees associated therewith. Notwithstanding any provision contained herein, Shipper shall not be responsible for any tax levied against Gatherer.

  16.02
  Shipper shall make any and all royalty or overriding royalty payments or other payments due or which may become due to any party on the Gas delivered to Gatherer hereunder under the terms of any Lease(s) or under the terms of any assignments, contracts, or any agreements affecting Gas delivered by Shipper to Gatherer. Shipper shall indemnify and hold Gatherer harmless from any and all charges, loss, costs or expenses of whatever kind or nature arising from Shipper's failure to make any such payments, including, but not limited to, the costs and expenses of any litigation and reasonable attorney's fees associated therewith.

  16.03
  Shipper's indemnification's hereunder shall survive any termination of this Agreement for all claims and liabilities arising from actions or events prior to termination of this agreement.

ARTICLE XVII

NOTICES AND PAYMENT INFORMATION

  17.01
  Except as otherwise provided herein, any notice which either party desires to give to the other shall be in writing and shall be duly delivered when mailed or sent by successful facsimile transmission to the party to be notified as specified on Appendix "C".

ARTICLE XVIII

CONTROL AND POSSESSION

  18.01
  Shipper shall be deemed to have control and possession of Shipper's Gas until delivered at the Receipt Point(s) hereunder and after redelivery of the Gas at the Delivery Point(s), and shall be responsible and hold Gatherer harmless from any damage or injury caused thereby. Gatherer shall have control and possession of Shipper's Gas after such Gas has been received by Gatherer at the Receipt Point(s) and until Gatherer delivers Shipper's Gas to Shipper at the Delivery Point(s). Gatherer will use reasonable efforts and all commonly accepted and prudent operating practices to preserve and protect such Gas against damage or loss while in its custody, but shall not be liable to Shipper for any damage to or loss of Shipper's Gas while in Gatherer's control and possession, unless Gatherer's gross negligence or willful misconduct caused such damage or loss.

ARTICLE XIX

TITLE AND AUTHORITY

  19.01
  Shipper warrants that it has the right and title to all Gas delivered hereunder for Gathering and that Shipper has the exclusive authority to contract to have Shipper's Gas gathered hereunder. Furthermore, Shipper warrants that Shipper's Gas is free and clear of all liens, encumbrances and claims, and that Shipper has the right, power and authority to enter into this Agreement and to grant Gatherer the rights, titles, benefits and interests created hereby. Shipper shall indemnify and hold Gatherer harmless from any and all claims, demands, losses, damages, expenses, liens, causes of action, suits and judgments, including, but not limited to, all court costs and reasonable attorney's fees in connection therewith relating to disputes over Shipper's Gas and or title hereto. Shipper's indemnification shall survive any termination of this Agreement. In the event any adverse claim of any character whatsoever is asserted with respect to any of Shipper's Gas, Gatherer shall have the right to suspend Gathering Service under this Agreement until such time as Shipper's title or right to deliver is free from question, but only to the extent of such adverse claim and then only to the extent that Shipper does not provide an adequate and reasonable indemnification to Gatherer regarding such claim.

  19.02
  It is expressly understood that title to all Gas delivered by Shipper to Gatherer for Gathering hereunder shall be held by Shipper and in no event shall Gatherer take title to Gas gathered pursuant to this Agreement, except as provided for in this Agreement regarding FL&U and Balancing.

  19.03
  Gatherer shall retain all right, title, interest and ownership in any Condensate and/or Gas liquids, which condense or are recovered in the Gatherer's Gathering System(s) through normal pipeline, Gathering, and compression operations.

ARTICLE XX

FORCE MAJEURE

  20.01
  The term "force majeure" as used in this Agreement shall mean any cause or causes not reasonably within the control of the party claiming suspension and which, by the exercise of reasonable diligence, such party is unable to prevent or overcome. Such terms shall likewise include, but not be limited to: Acts of God; acts, omissions to act and or delays in action of federal, state or local government or any agency thereof; compliance with rules, regulations or orders of any governmental authority or any office, department, agency or instrumentality thereof; strikes, lockouts or other industrial disturbances; acts of the public enemy, wars; blockades; insurrections; riots; epidemics, landslides; lightning; earthquake" fires; storms; floods: washouts: winter weather, spring thaw, or other inclement weather; arrest or restraint of rulers of peoples; civil disturbances; terrorist activities; interruptions by governmental or court orders; present and future valid orders of any regulatory body having jurisdiction; explosions; the interruption or suspension of the receipt or delivery of Gas hereunder due to the inability, failure or refusal of any party not a party to this Agreement to receive or deliver such Gas hereunder or accident, or routine maintenance and repair of machinery or lines or pipes; compressors or plants; Well blowouts: freezing of Wells, or lines of pipe, sudden partial or sudden entire failure of Gas Wells, failure to obtain; materials and supplies due to governmental regulations, the inability of either party to acquire, or the delays on the part of such party in acquiring, at reasonable cost and after the exercise of reasonable diligence: materials and supplies; permits and consents, and easements and/or rights-of-way.

  20.02
  In the event either party hereto is rendered, wholly or in part, by force majeure, unable to carry out its obligations under this Agreement other than to indemnify or to make payments of any amount due hereunder, including, but not limited to Shipper's payment of demand fees, it is agreed that, upon such party giving notice and full particulars of such force majeure, in writing (which can be effected by facsimile or other electronic media) to the other party as soon as possible after the occurrence of the causes relied on, then the obligation of the party giving such notice, so far as they are affected by such force majeure, shall be suspended during the continuance of any inability so caused, but for no longer period, and such cause shall, so far as possible, be remedied with all reasonable dispatch; provided, however, that this provision shall not require the settlement of strikes or lockouts by acceding to the demands of the opposing parties when such course is inadvisable in the discretion of the party hereto having the difficulty.

ARTICLE XXI

INDEMNIFICATION

  21.01
  Each of the Parties hereto agrees than it will assume all risk and liability for the maintenance and operation of its respective property to itself, its agents or employees, for any injury, including death, or damages resulting in any manner from its conduct in connection with the installation, presence, maintenance and operation of its property and equipment hereunder, and shall indemnify and hold harmless the other party for any and all losses, suits, claims or actions, costs, "including all attorneys fees and court costs", damages, demands or expenses resulting at anytime from any and all causes due to any act or omission of itself or its agents or employees, except for those caused by gross negligence and or willful misconduct of the indemnified party. The Parties' indemnifications hereunder shall survive any termination of this Agreement.

  21.02
  EXCEPT FOR FAILURE OF GAS SUBJECT HERETO TO MEET THE SPECIFICATIONS STATED OR REFERENCED IN ARTICLES XI OR XII HEREOF, NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR CONSEQUENTIAL, INCIDENTAL, PUNITIVE, EXEMPLARY OR INDIRECT DAMAGES, IN TORT, CONTRACT, UNDER ANY INDEMNITY PROVISION OR OTHERWISE. THE PARTIES INTEND THAT THE LIMITATIONS UNDER THIS SECTION 21.02 IMPOSED OR REMEDIES AND THE MEASURE OF DAMAGES BE WITHOUT REGARD TO THE CAUSE OR CAUSES RELATED THERETO, INCLUDING, WITHOUT LIMITATION, THE NEGLIGENCE OR STRICT LIABILITY OF ANY PARTY, WHETHER SUCH NEGLIGENCE BE SOLE, JOINT OR CONCURRENT, OR ACTIVE OR PASSIVE.

ARTICLE XXII

ASSIGNMENT

  22.01
  This Agreement, and the Parties' respective rights and obligations hereunder, shall be binding upon and insure to the benefit of the Parties hereto and their respective successors and assigns. This Agreement, including, but without limitation, any and all renewals, extensions, amendments and/or supplements hereto, and all rights, title and interest contained herein shall not be assigned without the express written consent of the other party; provided, that said consent shall not be unreasonably withheld; and provided further that either party may assign this Agreement to any affiliate subsidiary without the prior consent of the other.

ARTICLE XXIII

ATTORNEY-IN-FACT

  23.01
  Quaneco L.L.C. and Dolphin Energy Corporation, both of whom who are, as stated in the introductory paragraph hereof, individual shippers hereunder, hereby each name, make and appoint Pinnacle Gas Resources, Inc. as its true and lawful attorney-in-fact for the purpose of their performance of this Agreement and hereby confer upon Pinnacle Gas Resources, Inc., the power to nominate daily Gas volumes, to deliver Gas to the Delivery Points and to receive

    Gas at the Receipt Points and to do and perform each and every act on their behalf under the Agreement in their name and to the same effect as if such act had been performed by them, either jointly or separately.

ARTICLE XXIV

INTERPRETATION AND CONTROLLING LAW; CONSENT TO VENUE, JOINT AND
SEVERAL LIABILITY

  24.01
  THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF WYOMING, EXCLUDING ANY CONFLICTS-OF-LAW RULE, OR PRINCIPLE WHICH MIGHT REFER SUCH CONSTRUCTION TO THE LAWS OF ANOTHER STATE.

  24.02
  THE PARTIES AGREE AND CONSENT THAT ANY ACTION AT LAW, SUIT IN EQUITY OR OTHER JUDICIAL PROCEEDING BROUGHT FOR THE ENFORCEMENT OF THIS AGREEMENT OR ANY PROVISION THEREOF SHALL BE INSTITUTED ONLY IN THE COURT'S LOCATED IN THE STATE OF WYOMING.

  24.03
  IN THE EVENT EITHER PARTY HAS TO INITIATE ANY ACTION TO ENFORCE ITS RIGHTS HEREUNDER, THEN THE PREVAILING PARTY SHALL BE ENTITLED TO RECOVER ITS COSTS, INCLUDING, BUT NOT LIMITED TO, ITS COURT COSTS AND EXPENSES AND REASONABLE ATTORNEY FEES.

  24.04
  SHIPPER AND EACH OF THEM SHALL BE JOINTLY AND SEVERALLY LIABLE FOR ALL SHIPPER'S OBLIGATIONS HEREUNDER.

ARTICLE XXV

REGULATION

  25.01
  Subject to Gatherer's rights set forth in the Article titled "TERM OF AGREEMENT", this Agreement, and the respective rights and obligations of the Parties hereto are subject to, and shall be varied and amended to comply with or conform to, all existing and future laws, statutes, rules, regulations, orders or directives promulgated by any duly constituted state or federal governmental authority, regulatory body or commission having jurisdiction or control over the Parties, their respective facilities or Gas supply, this Agreement, the Gathering of Gas; or any of the provisions hereof.

ARTICLE XXVI

WAIVER

  26.01
  No waiver by Gatherer or Shipper of any default of the other party under this Agreement shall operate as a waiver of any subsequent default, whether of a like or a different character.

ARTICLE XXVII

MODIFICATIONS AND AMENDMENTS

  27.01
  All modifications, amendments or changes to this Agreement, whether made simultaneously with or after the execution of this Agreement, shall be in writing, executed by all Parties hereto.

ARTICLE XXVIII

AGREEMENTS BEING SUPERSEDED

  28.01
  When this Agreement becomes effective, it shall supersede and cancel any other agreements between the Parties for the same service identified herein.

ARTICLE XXIX

MISCELLANEOUS

  29.01
  The descriptive headings for the articles, sections, and paragraphs contained in this Agreement were written and arranged for convenience only and shall not affect the meaning or interpretation of the provisions herein.

  29.02
  Unless otherwise specified herein, this Agreement contains the entire agreement between the Parties, and except as stated herein, there are no promises, agreements, or warranties, obligations, assurances, or conditions precedent or otherwise, affecting it. Insofar as the Parties have had prior dealings, including the negotiations and exchanges leading up to this writing, it is the intention of the respective Parties to negate specifically any effect of any prior dealings with respect to the writing.

        IN WITNESS WHEREOF, the Parties have executed this Agreement to be effective as of the Effective Date stated above.

BITTER CREEK PIPELINES, LLC "GATHERER"	PINNACLE GAS RESOURCES, INC. "SHIPPER"
By: /s/ Paul Hopfauf	By: /s/ Peter G. Schoonmaker
Name: Paul Hopfauf	Name: Peter G. Schoonmaker
Title: Vice President & General Manager	Title: CEO
Date Signed: 12-23-2005	Date Signed: 12/27/05
QUANECO L.L.C. "SHIPPER"	DOLPHIN ENERGY CORPORATION "SHIPPER"
By: /s/ Paul J. Mysyk	By: /s/ Cecil D. Gritz
Name: Paul J. Mysyk	Name: Cecil D. Gritz
Title: CEO	Title: COO
Date Signed: 1/20/06	Date Signed: 1/16/2006

APPENDIX "A"
TO THE
GAS GATHERING AGREEMENT
BETWEEN
BITTER CREEK PIPELINES, LLC
"GATHERER"
and
SHIPPER

EFFECTIVE DATE:    The later of January 1, 2006 or the completion of the initial gathering system pipeline and compression facilities necessary to begin receipt and delivery of gas.

CONTRACT NO.:    077027

PRIMARY TERM:    Five (5) years

MDQ:    5; 10; 25, 50, 60 MMcf per Day in calendar years 2006, 2007, 2008, 2009, 2010, respectively.

DEMAND FEE:    $0.062 PER Mcf. (from date of Agreement or Bitter Creek's pipeline availability, whichever is later)

GATHERING RATE:    $0.103 per Mcf. Any volumes received in excess of the daily MDQ shall be billed at a commodity rate of $0.165 per Mcf.

CARBON DIOXIDE PROCESSING SERVICE FEE:    If Shipper's Gas stream delivered to Bitter Creek exceeds Transporter's allowable carbon dioxide content by volume, then Shipper shall pay a processing fee for volumes delivered to the Delivery Point(s) of fifteen cents ($0.15) per Mcf. The processing fee will cover up to a three percent (3%) reduction in the carbon dioxide levels. There will be an additional processing fee of three cents ($0.03) per Mcf for each incremental one percent (1%) reduction in the carbon dioxide levels required to meet Transporter's allowable carbon dioxide content by volume. For monthly billing calculations the carbon dioxide level shall be the sampled monthly average and shall be rounded to the nearest whole number.

RATE ADJUSTMENT:    Effective January 1, 2007 and annually each January 1st thereafter, the demand fee, Gas gathering rate and processing service fees shall be adjusted based on the GDP Implicit Price Deflator contained in the Gross Domestic Product, 4th quarter (final) report, published by the U.S. Department of Commerce, Bureau of Economic Analysis, "GDP Deflator" in March of each year. For purposes of adjusting this contract, the annual rate adjustment percentage ("Escalator") will be determined by Gatherer each April 1 by calculating the percent of increase or decrease from the previous year's GDP Deflator and the current year's GDP Deflator.

FUEL, LOST AND UNACCOUNTED GAS QUANTITY:    The Fuel, Lost and Unaccounted For (FL&U) reimbursement rate shall be based upon the actual fuel used plus the lost and unaccounted for volume. The monthly FL&U shall not exceed two percent (2%). The FL&U reimbursement rate shall be the difference between volumes received at Receipt Point(s) less volumes delivered at the Delivery Pont.

CASHOUT INDEX PRICE:    Shall be the first of the Month CIG—Rocky Mountains index price as published by McGraw Hill in the publication of Inside FERC's Gas Market Report under "Prices of Spot Gas Delivered to Pipelines" for the Month in which the Imbalance occurred. If such price is not available or Inside FERC Gas Market Report is not published the Cashout Index Price shall be determined by using an alternate pricing index as mutually agreed upon by both Parties.

BITTER CREEK PIPELINES, LLC "GATHERER"	PINNACLE GAS RESOURCES, INC. "SHIPPER"
By: /s/ Paul Hopfauf	By: /s/ Peter G. Schoonmaker
Name: Paul Hopfauf	Name: Peter G. Schoonmaker
Title: Vice President & General Manager	Title: CEO
Date Signed: 12-23-2005	Date Signed: 12/27/05
QUANECO L.L.C. "SHIPPER"	DOLPHIN ENERGY CORPORATION "SHIPPER"
By: /s/ Paul J. Mysyk	By: /s/ Cecil D. Gritz
Name: Paul J. Mysyk	Name: Cecil D. Gritz
Title: CEO	Title: COO
Date Signed: 1/20/06	Date Signed: 1/16/2006

This APPENDIX "A" supersedes and cancels any previously effective APPENDIX "A" to the referenced Gas Gathering Agreement

APPENDIX "B" TO THE
GAS GATHERING AGREEMENT
BETWEEN
BITTER CREEK PIPELINES, LLC
"GATHERER"
and
SHIPPER

EFFECTIVE DATE:    The later of January 1, 2006 or the completion of the initial gathering system pipeline and compression facilities necessary to begin receipt and delivery of gas.

CONTRACT NO.:    077027

RECEIPT POINT(S):    The discharge side Bitter Creek Pipeline's Deer Creek Compressor Station

DELIVERY POINT(S):    Bitter Creek Pipeline's Landeck Compressor Station for redelivery north into Williston Basin Interstate Pipeline Company's and/or south into Thunder Creek Gas Services, LLC, and/or any future delivery points on Bitter Creek Pipeline's system.

BITTER CREEK PIPELINES, LLC "GATHERER"	PINNACLE GAS RESOURCES, INC. "SHIPPER"
By: /s/ Paul Hopfauf	By: /s/ Peter G. Schoonmaker
Name: Paul Hopfauf	Name: Peter G. Schoonmaker
Title: Vice President & General Manager	Title: CEO
Date Signed: 12-23-2005	Date Signed: 12/27/05
QUANECO L.L.C. "SHIPPER"	DOLPHIN ENERGY CORPORATION "SHIPPER"
By: /s/ Paul J. Mysyk	By: /s/ Cecil D. Gritz
Name: Paul J. Mysyk	Name: Cecil D. Gritz
Title: CEO	Title: COO
Date Signed: 1/20/06	Date Signed: 1/16/2006

This APPENDIX "B" supersedes and cancels any previously effective APPENDIX "B" to the referenced Gas Gathering Agreement

APPENDIX "C" TO THE
GAS GATHERING AGREEMENT
BETWEEN
BITTER CREEK PIPELINES, LLC
"GATHERER"
and
SHIPPER

EFFECTIVE DATE:    The later of January 1, 2006 or the completion of the initial gathering system pipeline and compression facilities necessary to begin receipt and delivery of gas.

CONTRACT NO.:    077027

NOTICE TYPE	GATHERER	SHIPPER
CONTRACTS	Bitter Creek Pipelines, LLC P.O. Box 5601 Bismarck, ND 58506-5601 Attn: Nancy Senger Telephone: (701) 530-1585 Fax: (701) 530-1596	Pinnacle Gas Resources, Inc. 1000 Louisiana Suite 1500 Houston, TX 77002 Attn: Gary W. Uhland Telephone: (713) 328-1080 Fax: (713) 328-1089
SCHEDULING	Bitter Creek Pipelines, LLC P.O. Box 5601 Bismarck, ND 58506-5601 Attn: Nancy Senger Telephone: (701) 530-1585 Fax: (701) 530-1596 Email: nancy.senger@wbip.com	Pinnacle Gas Resources, Inc. 1 E Alger Suite 206 Sheridan, WY 82801 Attn: Paul Stroud Telephone: (307) 673-9710 Fax: (307) 673-9711
ACCOUNTING	Bitter Creek Pipelines, LLC P.O. Box 5601 Bismarck, ND 58506-5601 Attn: Energy Support Telephone: (701) 530-1580 Fax: (701) 530-1596	Pinnacle Gas Resources, Inc. 1 E Alger Suite 206 Sheridan, WY 82801 Attn: Ron Barnes Telephone: 307-673-9710 Fax: 307-673-9711
PAYMENTS	BY CHECK	BY WIRE
	Bitter Creek Pipelines, LLC Attn: Accounts Receivable P.O. Box 5601 Bismarck, ND 58506-5601	Bitter Creek Pipelines, LLC US Bank North Dakota ABA #091300023 Account # 163095557142

BITTER CREEK PIPELINES, LLC "GATHERER"	PINNACLE GAS RESOURCES, INC. "SHIPPER"
By: /s/ Paul Hopfauf	By: /s/ Peter G. Schoonmaker
Name: Paul Hopfauf	Name: Peter G. Schoonmaker
Title: Vice President & General Manager	Title: CEO
Date Signed: 12-23-2005	Date Signed: 12/27/05

QUANECO L.L.C. "SHIPPER"	DOLPHIN ENERGY CORPORATION "SHIPPER"
By: /s/ Paul J. Mysyk	By: /s/ Cecil D. Gritz
Name: Paul J. Mysyk	Name: Cecil D. Gritz
Title: CEO	Title: COO
Date Signed: 1/20/06	Date Signed: 1/16/2006

QuickLinks

  Exhibit 10.7
GAS GATHERING AGREEMENT Between BITTER CREEK PIPELINES, LLC "GATHERER" and PINNACLE GAS RESOURCES, INC., QUANECO L.L.C. and DOLPHIN ENERGY CORPORATION Collectively "SHIPPER" HIGH PRESSURE GATHERING LINE CONTRACT # 077027
INDEX
GAS GATHERING AGREEMENT
ARTICLE I DEFINITIONS
ARTICLE II GATHERING SERVICE
ARTICLE III TERM OF AGREEMENT
ARTICLE IV RATES
ARTICLE V QUANTITY
ARTICLE VI FACILITIES
ARTICLE VII NOMINATIONS AND SCHEDULING
ARTICLE VIII ALLOCATIONS
ARTICLE IX BALANCING
ARTICLE X MEASUREMENT, METER EQUIPMENT AND TESTING
ARTICLE XI PRESSURES
ARTICLE XII QUALITY
ARTICLE XIII NOMINATION FORM
ARTICLE XIV UNAUTHORIZED GAS
ARTICLE XV BILLING AND PAYMENT
ARTICLE XVI TAXES AND ROYALTIES
ARTICLE XVII NOTICES AND PAYMENT INFORMATION
ARTICLE XVIII CONTROL AND POSSESSION
ARTICLE XIX TITLE AND AUTHORITY
ARTICLE XX FORCE MAJEURE
ARTICLE XXI INDEMNIFICATION
ARTICLE XXII ASSIGNMENT
ARTICLE XXIII ATTORNEY-IN-FACT
ARTICLE XXIV INTERPRETATION AND CONTROLLING LAW; CONSENT TO VENUE, JOINT AND SEVERAL LIABILITY
ARTICLE XXV REGULATION
ARTICLE XXVI WAIVER
ARTICLE XXVII MODIFICATIONS AND AMENDMENTS
ARTICLE XXVIII AGREEMENTS BEING SUPERSEDED
ARTICLE XXIX MISCELLANEOUS